GSI Technology, Inc. Reports Fourth-Quarter and Fiscal 2017 Results

SUNNYVALE, CA -- (Marketwired - May 04, 2017) - GSI Technology, Inc. (NASDAQ: GSIT) today reported preliminary financial results for its fourth fiscal quarter and fiscal year ended March 31, 2017.

For the year, the Company reported a net loss of $(115,000), or $(0.01) per diluted share, on net revenues of $48.2 million, compared to a net loss of $(2.2) million, or $(0.10) per diluted share, on net revenues of $52.7 million in the fiscal year ended March 31, 2016. Gross margin was 54.8% compared to 50.7% in the prior year.

Total operating expenses in fiscal 2017 were $26.9 million compared to $29.8 million in fiscal 2016. Research and development expenses were $15.8 million in fiscal 2017, compared to $12.1 million in the prior fiscal year, and selling, general and administrative expenses, which included litigation-related expenses, were $11.1 million, compared to $17.7 million in fiscal 2016.

Litigation-related expenses in fiscal 2017 were minimal at $142,000, down substantially from $6.7 million in fiscal 2016. The litigation-related expenses were incurred primarily in connection with a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI"). As previously reported, the trial of the UMI/ISSI litigation concluded on November 25, 2015 with mixed results, and appeals of the case remain pending. Expenses related to patent infringement and antitrust litigation involving Cypress Semiconductor, which was settled in May 2015, also contributed to fiscal 2016 expenses.

The Company reported a net loss of $(1.3) million, or $(0.07) per diluted share, on net revenues of $10.4 million for the fourth quarter of fiscal 2017, compared to a net loss of $(87,000), or $(0.00) per diluted share, on net revenues of $12.2 million in the fourth quarter of fiscal 2016 and net income of $348,000, or $0.02 per diluted share, on net revenues of $11.5 million in the third quarter of fiscal 2017, ended December 31, 2016. Gross margin was 56.4% compared to 50.3% in the prior year period and 56.6% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2017 were $7.4 million, compared to $6.3 million in the fourth quarter of fiscal 2016 and $6.3 million in the preceding third quarter. Research and development expenses were $4.2 million in the fourth quarter of fiscal 2017, compared to $3.4 million in the prior year period and $3.8 million in the preceding third quarter. Selling, general and administrative expenses, which included litigation-related expenses, were $3.2 million compared to $2.9 million in the quarter ended March 31, 2016, and up sequentially from $2.4 million in the preceding quarter. Litigation-related expenses in the fourth quarter of fiscal 2017 were $45,000, up from $43,000 in the previous quarter and down from $222,000 in the same period a year ago.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues came in within the range of guidance that we had provided earlier in the fourth quarter. As anticipated, fourth quarter revenues were down sequentially due, in part, to an inventory correction at our largest customer that began in the third quarter and continued to affect fourth quarter sales. In addition, during the fourth quarter, we continued to see slowness in our primary telecommunications and networking markets and continued weak sales in Asia. However, fourth quarter gross margin came in well above our guidance at 54.8%, driven by a continuing favorable mix of higher margin products. We remain focused on expanding our market position in the high speed SRAM and low-latency DRAM segments, including the development of our extremely high performance SigmaQuad radiation-hardened SRAM products targeted at aerospace and defense applications, which we expect to introduce in the second half of calendar 2017. Meanwhile, we are continuing to devote substantial development resources toward the creation of a new category of products based on our patented in-place associative computing technology and intellectual property. These products will utilize massive parallel data processing capability to greatly improve computation, search and response time for use in a variety of 'big data' applications (including machine learning and deep convolutional neural networks ("CNNs")), computer vision and cyber security."

Sales to Nokia (Alcatel-Lucent) were $4.2 million, or 40.0% of net revenues, during the fourth quarter, compared to $4.5 million, or 39.5% of net revenues, in the prior quarter and $4.3 million, or 35.1% of net revenues, in the same period a year ago. Fourth-quarter direct and indirect sales to Cisco Systems were $745,000, or 7.2% of net revenues, compared to $1.1 million, or 9.8% of net revenues, in the prior quarter, and $1.0 million, or 8.0% of net revenues, in the same period a year ago. Military/defense sales were 24.3% of fourth quarter shipments compared to 15.9% in the prior quarter and 19.5% in the comparable period a year ago. SigmaQuad sales were 53.0% of fourth quarter shipments compared to 54.2% in the prior quarter and 53.5% in the fourth quarter of fiscal 2016.

Fourth-quarter fiscal 2017 operating loss was $(1.5) million, compared to operating income of $234,000 in the prior quarter and an operating loss of $(156,000) a year ago. The fourth-quarter fiscal 2017 net loss included interest and other income of $183,000 and a tax provision of $2,000, compared to $26,000 in interest and other income and a tax benefit of $43,000 a year ago; in the preceding quarter, net loss included interest and other income of $61,000 and a tax benefit of $53,000.

Total fourth-quarter pre-tax stock-based compensation expense was $518,000 compared to $429,000 in the prior quarter and $463,000 in the comparable quarter a year ago.

At March 31, 2017, the Company had $49.9 million in cash, cash equivalents and short-term investments and $12.9 million in long-term investments.

Outlook for First Quarter of Fiscal 2018

Looking forward to the first quarter of fiscal 2018, we currently expect net revenues to be in the range of $11.0 million to $12.0 million. We expect gross margin of approximately 55% to 57% in the first quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2017 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 4, 2017. To listen to the teleconference, please call toll-free 888-576-4391 approximately 10 minutes prior to the above start time and provide Conference ID 7556552. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with normal quarterly and fiscal year-end closing processes. Examples of other risks that could affect our expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative processing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share data)
                                (Unaudited)

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2017       2016       2016       2017       2016
                      ---------  ---------  ---------  ---------  ---------

Net revenues          $  10,392  $  11,484  $  12,213  $  48,180  $  52,736
Cost of goods sold        4,536      4,989      6,074     21,764     25,999
                      ---------  ---------  ---------  ---------  ---------

Gross profit              5,856      6,495      6,139     26,416     26,737
                      ---------  ---------  ---------  ---------  ---------

Operating expenses:

  Research &
   development            4,209      3,813      3,375     15,803     12,095
  Selling, general
   and administrative     3,177      2,448      2,920     11,140     17,663
                      ---------  ---------  ---------  ---------  ---------
      Total operating
       expenses           7,386      6,261      6,295     26,943     29,758
                      ---------  ---------  ---------  ---------  ---------

Operating income
 (loss)                  (1,530)       234       (156)      (527)    (3,021)

Interest and other
 income (expense),
 net                        183         61         26        478        210
                      ---------  ---------  ---------  ---------  ---------

Income (loss) before
 income taxes            (1,347)       295       (130)       (49)    (2,811)
Provision (benefit)
 for income taxes             2        (53)       (43)        66       (641)
                      ---------  ---------  ---------  ---------  ---------
Net income (loss)     $  (1,349) $     348  $     (87) $    (115) $  (2,170)
                      =========  =========  =========  =========  =========

Net income (loss) per
 share, basic         $   (0.07) $    0.02  $       -  $   (0.01) $   (0.10)
Net inocme (loss) per
 share, diluted       $   (0.07) $    0.02  $       -  $   (0.01) $   (0.10)

Weighted-average
 shares used in
 computing per share
 amounts:

Basic                    20,483     20,300     22,139     20,652     22,593
Diluted                  20,483     21,097     22,139     20,652     22,593

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2017       2016       2016       2017       2016
                      ---------  ---------  ---------  ---------  ---------

Cost of goods sold    $      73  $      78  $      98  $     282  $     340
Research &
 development                268        251        190        980        838
Selling, general and
 administrative             177        100        175        615        672
                      ---------  ---------  ---------  ---------  ---------
                      $     518  $     429  $     463  $   1,877  $   1,850
                      =========  =========  =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                             Three Months Ended         Twelve Months Ended
                      -------------------------------  --------------------
                      March 31,   Dec. 31,  March 31,  March 31,  March 31,
                         2017       2016       2016       2017       2016
                      ---------  ---------  ---------  ---------  ---------

Selling, general and
 administrative       $      45  $      43  $     222  $     142  $   6,657

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711